AGREEMENT FOR PROVISION OF CREDIT

         THIS AGREEMENT ("Agreement") is made and entered into as of the 27th day of February, 1997 among DIVERSIFIED OPPORTUNITIES GROUP LTD., an Ohio limited liability company or its nominee as described in Section 4(b) ("Diversified"), JEFFREY P. JACOBS ("Mr. Jacobs"), CD ENTERTAINMENT LTD., an Ohio limited liability company ("CD"), and COLONIAL DOWNS HOLDINGS, INC. , a Virginia corporation ("Colonial Downs").

                                    RECITALS

         WHEREAS, Colonial Downs is in the process of completing an underwritten public offering of up to 4,887,500 shares of its Class A Common Stock (the "Offering") managed by Friedman, Billings, Ramsey & Co., Inc. as a representative of the several participating underwriters (the "Representative") as described in the final prospectus with respect thereto (the "Prospectus") in order to raise approximately $42.5 million for (a) the completion and commencement of operation of a horse racetrack under construction in New Kent County Virginia, (b) the acquisition, construction, renovation, and equipping of satellite wagering facilities, (c) the repayment of certain interim financing provided by Colonial Downs' shareholders and affiliated entities, and (d) working capital and other general corporate purposes (collectively, the "Uses");

         WHEREAS, to facilitate the closing of the Offering and as an inducement to the underwriters proceeding with the Offering prior to Colonial Downs securing debt financing from a financial institution, Diversified will (a) deliver to Colonial Downs prior to the closing of the Offering a bank irrevocable letter of credit in the amount of $6.5 million; (b) provide certain credit support to assist Colonial Downs to secure a loan of not less than $10 million upon certain terms and conditions as set forth herein; and (c) if such loan cannot be obtained, make a loan of not less than $10 million to Colonial Downs pursuant to the terms hereto; and

         WHEREAS, Mr. Jacobs has agreed to guarantee Diversified's performance hereunder.

                              W I T N E S S E T H:

         NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.       Provision of Credit Enhancement by Diversified

         (a) Prior to or simultaneously with the execution of the Underwriting Agreement with respect to the Offering, Diversified will deliver to Colonial Downs a bank irrevocable letter of


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credit in the amount of $6.5 million (the "Letter of Credit") which may be drawn upon by Colonial Downs at any time and which shall expire no earlier than the earlier to occur of execution, and delivery of, and satisfaction of all conditions to funding under either (i) the Bank Credit Facility or (ii) the Diversified Loan (each as defined below). If Colonial Downs draws upon the Letter of Credit, the terms of repayment of any such amounts shall be identical to the repayment terms of the Diversified Loan (as defined below) as provided in
Section 2(b) hereof.

         (b) Additionally, Diversified shall provide such credit support to Colonial Downs as it shall reasonably require to obtain a loan of not less than $10 million from a financial institution (the "Bank Credit Facility"). The Bank Credit Facility will remain outstanding for a term of not less than three years (however, Colonial Downs and Diversified will use their best efforts to secure a term of four to five years); have an interest rate not to exceed LIBOR plus three percent (3%); and shall contain representations, warranties, conditions for drawings, events of default, and remedies no less favorable to Colonial Downs than would be customary for secured construction loans to creditworthy borrowers.

         (c) In exchange for providing such letter of credit and credit support for the Bank Credit Facility, and so long as the Letter of Credit or the Diversified credit support for the Bank Credit Facility remains outstanding, Colonial Downs shall pay an annual fee (the "Fee") on the last day of each fiscal year of Colonial Downs equal to three percent (3%) of (x) the amount of the Letter of Credit or (y) the outstanding amount of the Bank Credit Facility that is guaranteed or secured by letters of credit or the assets or credit of Diversified, as the case may be; provided, however, that with respect to the Letter of Credit, the Fee shall not be less than $50,000.00 for any fiscal year. For purposes of this calculation, the amount of such outstanding indebtedness shall be the average of such outstanding indebtedness (or, in the case of the Letter of Credit, the average of the maximum stated amount thereof) as of the first day of each month of such fiscal year. Additionally, Colonial Downs shall reimburse Diversified for its reasonable out-of-pocket expenses incurred in connection with providing the Letter of Credit and such credit support upon presentation of evidence reasonably satisfactory to Colonial Downs of such expenses.

2.       Extension of Credit by Diversified.

         (a) In the event that Colonial Downs is unable to close on the Bank Credit Facility and satisfy all conditions precedent to funding thereon on or before September 1, 1997, Diversified shall loan to Colonial Downs on or before September 1, 1997 not less than $10 million (the "Diversified Loan).

         (b) The Diversified Loan shall (i) have a term of four (4) years; (ii) bear interest at a rate of not more than LIBOR plus three percent (3%); (iii) provide for payments of principal and interest based upon a fifteen-year amortization schedule, with interest only due for the first twelve months such loan is outstanding, payable monthly, and the entire balance due at maturity; and (iv) otherwise, be substantially in the form of the $5.5 million principal amount Convertible Subordinated Note from Colonial Downs to CD, as described in the Prospectus (exclusive of the


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subordination and conversion provisions thereof). The Diversified Loan shall be secured by Colonial Downs' real estate, equipment, and other tangible and intangible assets.

         (c) After the closing of the Diversified Loan, Diversified shall be paid the Fee quarterly on the outstanding balance of the Diversified Loan for so long as such Loan remains outstanding. Additionally, Colonial Downs shall reimburse Diversified for its reasonable out-of-pocket expenses incurred in connection with providing such Loan upon presentation of evidence reasonably satisfactory to Colonial Downs of such expenses.

3. Colonial Down's Deferral of Reimbursement of Interim Financing; Release of Letter of Credit

         (a) Until the closing of the Bank Credit Facility or the Diversified Loan, as the case may be, CD shall defer repayment of the $3.5 million principal amount of loans that it has extended to Colonial Downs or Colonial Downs, L.P., a Virginia limited partnership (the "Partnership"). Accordingly, Colonial Downs agrees to amend the Promissory Note in the principal amount of $3 million, dated July 14, 1996 (the "Original Note") to provide for an increased principal amount of $3.5 million and provide for the prepayment of the Original Note, as so amended, only from the proceeds of the closing of the Bank Credit Facility or the Diversified Loan, as the case may be. The amended Original note shall continue to be secured by the deed of trust securing the payment of the Original Note shall remain in place until the amended Original Note is paid in full and interest continue to accrue and be payable thereon on a current basis.

         (b) Upon the closing of the Bank Credit Facility or the Diversified Loan, the Letter of Credit will be returned to Diversified and canceled.

         (c) Proceeds from the Bank Credit Facility or the Diversified Loan may be used for any of the Uses specified in the recitals hereto.

4.       Representations and Warranties.

         Each of Diversified and CD represent and warrant to Colonial Downs the following:

                  (a) Each of Diversified and CD is a limited liability company duly organized and validly existing under the laws of the State of Ohio, with the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by its manager, which constitutes all action necessary for such execution, delivery and performance.

                  (b) This Agreement has been duly executed and delivered by a duly authorized representative of each of Diversified and CD, and constitutes the legal and binding obligation of each, enforceable against each in accordance with its terms, except as such



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enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' generally and by general principles of equity.

                  (c) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or result in, whether at present or with the giving of notice and/or the passage of time, a material violation, breach or default under (1) any agreement, contract, covenant, lease, or other instrument to which either Diversified or CD is a party or by which it is bound, (2) any statute, regulation or ordinance to which the either Diversified or CD is subject or any of their assets, or (3) any judgment, order, decree or other requirement of law by which either Diversified or CD is bound.

5.       Mr. Jacobs' Guarantee; Notice of Obligations

         (a) Mr. Jacobs absolutely and unconditionally hereby guarantees Diversified's full and timely performance of its agreements and obligations hereunder when due, including, but not limited to, the provision of the Letter of Credit and the Diversified Loan.

         (b) Further, Mr. Jacobs' and Diversified's obligations hereunder are unconditional and irrevocable.

6. Assignment. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and may not be assigned without the prior written consent of the other parties hereto; provided, however, Diversified may assign its rights and obligations hereunder, in whole or in part, to one or more corporations, limited liability companies, partnerships, trusts, or other entities which are under common control with, or controlled through equity and/or voting control by Diversified or Jeffrey P. Jacobs subject to the limitations of the Virginia Horse Racing and Pari-Mutuel Wagering Act and other applicable laws; it being acknowledged that (i) any entity managed by or controlled by Jacobs Entertainment Ltd. and/or Jeffrey P. Jacobs or (ii) any entity in which either Jacobs Entertainment Ltd. or Jeffrey
P. Jacobs is one of the trustees and/or one of the beneficiaries constitutes common control.

7. Miscellaneous. Prior to the closing of the Bank Credit Facility or the Diversified Loan, as the case may be, this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, except in a writing signed by the parties hereto and the Representative. All provisions in this Agreement are severable and each valid and enforceable provision shall remain in effect and shall be binding upon the undersigned, notwithstanding that other provisions may be held by legislative or judicial process to be invalid or unenforceable. In the event any provision of this Agreement is held to be invalid or unenforceable, the parties agree to modify this Agreement to effectuate the intent of the parties hereto as nearly as practicable. All notices, consents, demands, requests, or other communications which may or are required to be given hereunder shall be in writing and shall be sent by telefax, overnight courier, or United States mail, registered or certified, return receipt requested, postage prepaid at the address of


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each party hereto set forth under the party's signature hereto. Any party may change its or his address for the giving of notices, consents, demands, requests, or other communications by delivering written notice to all the parties of its or his new address for such purpose. Notices, consents, demands, requests, or other communications shall be deemed given or served on the day when sent by telefax, one business day after deposit with an overnight courier, or two business days after deposit in the United States mail. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall constitute one and the same agreement.



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         IN WITNESS WHEREOF, the undersigned have executed and delivered this
Agreement as of the date and year first set forth above.

                                    DIVERSIFIED OPPORTUNITIES GROUP LTD.

                                    By:      JACOBS ENTERTAINMENT LTD., its
                                             manager



                                             By: __________________________
                                                 Jeffrey P. Jacobs, Manager
                                                 1231 Main Avenue
                                                 Cleveland, OH  44113




                                                 __________________________
                                                 JEFFREY P. JACOBS
                                                 1231 Main Avenue
                                                 Cleveland, OH  44113


                                    CD ENTERTAINMENT LTD.

                                    By: JACOBS ENTERTAINMENT LTD.,
                                          its Manager



                                             By: __________________________
                                                 Jeffrey P. Jacobs, Manager
                                                 1231 Main Avenue
                                                 Cleveland, OH  44113


                                    COLONIAL DOWNS HOLDINGS, INC.



                                    By:     _________________________________
                                            O. James Peterson, III, President



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